Exhibit 99.1

PolarityTE Announces Strategic Partnership with Co-Diagnostics to Expand COVID-19 Testing Platform

SALT LAKE CITY, September 8, 2020 – PolarityTE, Inc. (Nasdaq: PTE), a biotechnology company developing regenerative tissue products and biomaterials, today announced that its subsidiary, Arches Research, Inc., has entered into a strategic partnership with Co-Diagnostics, Inc. (Nasdaq: CODX) to expand COVID-19 testing operations.

Under the agreement, Arches will provide COVID-19 testing for customers referred by Co-Diagnostics and, to support additional demand, Co-Diagnostics will provide to Arches testing equipment in exchange for Arches’ commitment to use only Co-Diagnostics tests on the equipment. Arches has previously been performing COVID-19 testing for its customers using Co-Diagnostics’ Logix Smart™ COVID-19 test kit.

David Seaburg, Chief Executive Officer of PolarityTE commented, “We are excited by this opportunity to expand our testing capabilities and offer rapid and affordable COVID 19 testing for our community’s increasing demand. Additionally, this relationship facilitates a meaningful revenue opportunity for PolarityTE, which we believe will significantly help to reduce our cash burn.” Mr. Seaburg continued, “We look forward to growing this collaboration with Co-Diagnostics to potentially include additional molecular diagnostic testing opportunities in the future.”

Arches received a Clinical Laboratory Improvement Amendments of 1988 (CLIA) certificate of registration at the end of April and began testing for COVID-19 shortly thereafter. CLIA is regulated by the Centers for Medicare & Medicaid Services (CMS) with a primary goal to ensure quality laboratory testing.

About PolarityTE®

PolarityTE is focused on transforming the lives of patients by discovering, designing and developing a range of regenerative tissue products and biomaterials for the fields of medicine, biomedical engineering and material sciences. Rather than manufacturing with synthetic and foreign materials within artificially engineered environments, PolarityTE manufactures products from the patient’s own tissue and uses the patient’s own body to support the regenerative process. From a small piece of healthy autologous tissue, the company creates an easily deployable, dynamic and self-propagating product designed to regenerate the target tissues. PolarityTE’s innovative methods are intended to promote and accelerate growth of the patient’s tissues to undergo a form of effective regenerative healing. Learn more at www.PolarityTE.com – Welcome to the Shift®.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “intend,” “plan,” “will,” “would,” “should” and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company’s beliefs and assumptions as of the date of this release. The Company’s actual results could differ materially due to the impact of the COVID-19 pandemic and FDA regulatory matters, which cannot be predicted, and the risk factors and other items described in more detail in the “Risk Factors” section of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law. Our actual results could differ materially due to risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov).

POLARITYTE, the POLARITYTE logo, ARCHES, WHERE SELF REGENERATES SELF and WELCOME TO THE SHIFT are trademarks or registered trademarks of PolarityTE, Inc.

CONTACTS

Investors:

Rich Haerle

VP, Investor Relations

PolarityTE, Inc.

ir@PolarityTE.com

(385) 315-0697